EXHIBIT 21- SUBSIDIARIES OF REGISTRANT

1.	COMERCIALIZADORA DE CARNES DE MEXICO S.A. DE C.V.
2.	COMPANIA INCUBADORA HIDALGO S.A. DE C.V.
3.	INMOBILIARIA AVICOLA PILGRIM’S PRIDE, S. DE R.L.
4.	PILGRIM’S PRIDE S.A. DE C.V.
5.	GALLINA PESADA S.A. DE C.V.
6.	PILGRIM'S PRIDE FUNDING CORPORATION
7.	PPC OF DELAWARE BUSINESS TRUST
8.	PILGRIM’S PRIDE MKTG, LTD.
9.	PILGRIM'S PRIDE AFFORDABLE HOUSING CORPORATION
10.	GRUPO PILGRIM’S PRIDE FUNDING HOLDINGS S. DE R.L. DE C.V.
11.	GRUPO PILGRIM’S PRIDE FUNDING S. DE R.L. DE C.V.
12.	VALLEY RAIL SERVICE, INC.
13.	PILGRIM’S PRIDE OF NEVADA, INC.
14.	PILGRIM’S PRIDE DUTCH FUNDING B.V.
15.	DALLAS REINSURANCE COMPANY, LTD
16.	NACRAIL LLC
17.	SERVICIOS ADMINISTRATIVOS PILGRIM’S PRIDE S.A. DE C.V.
18.	FOOD PROCESSORS WATER COOPERATIVE INC.
19.	PFS DISTRIBUTION COMPANY
20.	MAYFLOWER INSURANCE COMPANY
21.	TO-RICOS, INC.
22.	PILGRIM’S PRIDE CORPORATION OF WEST VIRGINIA, INC.
23.	PPC TRANSPORTATION COMPANY
24.	GREATER SHENANDOAH VALLEY DEVELOPMENT CO.